Exhibit 10.31

RPX CORPORATION

SERIES A AND A-1 PREFERRED

STOCK PURCHASE AGREEMENT

August 12, 2008

i

	3.5	Accredited Investor	12
	3.6	Restricted Securities	13
	3.7	Further Limitations on Disposition	13
	3.8	Legends	13
	3.9	Exculpation Among Investors	13

4.	Conditions of Investors’ Obligations at Closing		14
	4.1	Representations and Warranties	14
	4.2	Performance	14
	4.3	Compliance Certificate	14
	4.4	Qualifications	14
	4.5	Proceedings and Documents	14
	4.6	Secretary’s Certificate	14
	4.7	Restated Certificate	14
	4.8	Proprietary Information and Employee Stock Purchase Agreements	14
	4.9	Board of Directors	15
	4.10	Special Director	15
	4.11	Investors’ Rights Agreement	15
	4.12	First Refusal and Co-Sale Agreement	15
	4.13	Voting Agreement	15
	4.14	Opinion of Company Counsel	15
	4.15	Management Rights Letter	15
	4.16	Indemnification Agreements	15

5.	Conditions of the Company’s Obligations at the Closing		15
	5.1	Representations and Warranties	15
	5.2	Payment of Purchase Price	16
	5.3	Qualifications	16

6.	Miscellaneous		16
	6.1	Survival of Warranties	16
	6.2	Indemnification; Put Right	16
	6.3	Successors and Assigns	18
	6.4	Governing Law	18
	6.5	Counterparts	18
	6.6	Titles and Subtitles	18
	6.7	Notices	18
	6.8	Finder’s Fee	18
	6.9	Expenses	18
	6.10	Amendments and Waivers	19
	6.11	Severability	19
	6.12	Corporate Securities Law	19
	6.13	Aggregation of Stock	19
	6.14	Entire Agreement	19
	6.15	Delays or Omissions	19
	6.16	Arbitration	20
	6.17	Waiver of Conflicts	20

ii

SCHEDULE A-1	First Closing - Schedule of Investors
SCHEDULE A-2	Second Closing - Schedule of Investors
SCHEDULE A-3	Third Closing - Schedule of Investors
SCHEDULE B	Second Closing Milestones

EXHIBIT A	Restated Certificate of Incorporation
EXHIBIT B	Investors’ Rights Agreement
EXHIBIT C	First Refusal and Co-Sale Agreement
EXHIBIT D	Voting Agreement
EXHIBIT E	Opinion of Counsel for the Company

iii

RPX CORPORATION

SERIES A AND A-1 PREFERRED STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 12th day of August, 2008, by and among RPX Corporation, a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor.”

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Series A and Series A-1 Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of Delaware on or before the First Closing (as defined below) the Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Investor listed on Schedule A-1 shall purchase, severally and not jointly, from the Company, and the Company shall issue, sell and deliver to each Investor, at the First Closing, the number of shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule A-1 (the “First Closing Shares”) at a purchase price per share equal to $1.45.

(c) Subject to the terms and conditions of this Agreement, each Investor listed on Schedule A-2 shall purchase, severally and not jointly, from the Company, and the Company shall issue, sell and deliver to each Investor, at the Second Closing (as defined below), up to the number of shares of Series A-1 Preferred Stock set forth opposite such Investor’s name on Schedule A-2 (the “Second Closing Shares”) at a purchase price per share equal to the Series A-1 Purchase Price (as defined in Section 1.3(c) below). The First Closing Shares and the Second Closing Shares shall be collectively referred to herein as the “Shares.”

(d) On or prior to the First Closing, the Company shall have authorized (i) the sale and issuance to the Investors of up to 6,979,311 shares of its Series A Preferred Stock and, subject to the satisfaction of the provisions set forth in Section 1.3 below, the sale and issuance to the Investors of up to 7,300,000 shares of its Series A-1 Preferred Stock and (ii) the issuance of the shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

1.2 First Closing; Sale of Series A Preferred Stock. Subject to the satisfaction of waiver of the conditions set forth in Section 4 below, the purchase and sale of the First Closing Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California, at 11 A.M. (local time), on the date hereof, or at such other time and place as the

Company and Investors acquiring in the aggregate at least fifty-five percent (55%) of the Shares sold pursuant to this Agreement agree upon orally or in writing (which time and place are designated as the “First Closing”). At the First Closing, the Company shall deliver to each Investor a certificate representing the First Closing Shares that such Investor is purchasing against payment of the purchase price therefor by check, wire transfer or any combination thereof.

1.3 Second Closing; Sale of Series A-1 Preferred Stock.

(a) Optional Investment. At any time prior to the earlier of (i) the delivery of the Second Closing Notice by the Company (as defined below) and (ii) December 31, 2008, each Investor shall have the option at any time to purchase, in one or more closings, that number of shares of Series A-1 Preferred Stock which, in the aggregate, may be up to such Investor’s Second Closing Shares upon ten (10) days’ written notice to the Company at a purchase price per share equal to the Series A-1 Purchase Price.

(b) Mandatory Investment. If the Board of Directors of the Company in good faith determines that the Company has satisfied either of the milestones set forth on Schedule B (each being referred to as a “Second Closing Milestone”) on or prior to December 31, 2008, the Company shall have the right to cause each of the Investors to purchase such Investor’s Second Closing Shares (less any shares of Series A-1 Preferred Stock previously purchased by such Investor pursuant to Section 1.3(a) above) at a purchase price per share equal to the Series A-1 Purchase Price (such number as adjusted for any stock splits, combinations or the like). In the event either Second Closing Milestone has been satisfied and the Company desires to proceed with the Second Closing, the Company shall promptly notify each of the Investors in writing of the satisfaction of a Second Closing Milestone and the number of Second Closing Shares that each Investor shall purchase in the Second Closing (the “Second Closing Notice”). On a date designated by the Company and not sooner than ten (10) business days subsequent to the Second Closing Notice, at a mutually agreed place and time, the parties hereto shall consummate the purchase and sale of the Second Closing Shares referred to in the Second Closing Notice. At any Second Closing, the Company shall deliver to each Investor a certificate evidencing the Second Closing Shares is purchasing against payment of the purchase price therefor by check, wire transfer or any combination thereof. The closing of any purchase and sale of shares of Series A-1 Preferred Stock pursuant to Section 1.3(a) or this Section 1.3(b) is referred to as a “Second Closing” and the First Closing and Second Closing are collectively referred to herein as the “Closing.” Notwithstanding Section 6.9 below, following any Second Closing, Schedule A-2 will be updated to reflect the date of each such closing and the number of shares sold to each Investor in each such closing without the consent of any Investor being necessary to make such amendment.

(c) Series A-1 Purchase Price. The “Series A-1 Purchase Price” shall be calculated as of immediately prior to the initial Second Closing held pursuant to Section 1.3(a) or (b) and shall be equal to the quotient of (i) $45,000,000 divided by (ii) the number of Fully Diluted Shares. For purposes hereof, “Fully Diluted Shares” shall mean and include the following: (1) outstanding Common Stock (other than Common Stock resulting form the exercise of options issued under the Plan), (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise and conversion of outstanding warrants, and (4) the total amount of Common Stock reserved under the Plan (as defined below); provided, however, that it shall not include any shares of Common Stock or Preferred Stock (or options, warrants or other rights therefor) issuable or issued by the Company to holders of patents or patent rights (provided such issuances have been approved by the Board of Directors of the Company (including at least one Preferred Director (as defined in the Restated Certificate, as amended from time to time)); provided further, however, that the parties hereto acknowledge that they intend that the sum of (i) the total number of shares of Common Stock available for future issuance under the Plan plus (ii) the total number of outstanding options issued and approved by the Board of Directors of the Company (including at least two Preferred Directors), will be equal to 13.25% of the of fully-diluted capitalization of the Company on a post-Series A-1 basis.

(d) Restriction on Issuance of Series A-1 Shares. The Company shall not issue any shares of Series A-1 Preferred Stock to a party other than the Investors pursuant to this Agreement without the consent of the Investors.

(e) Amendment of Certificate of Incorporation. Following the final Second Closing under this Agreement, in the event the Board of Directors of the Company determines it is in the best interests of the Company to do so, the Company and each Investor hereby agree to take all actions necessary to amend the Company’s Certificate of Incorporation as appropriate to reflect the Series A-1 Purchase Price, including, in the case of an Investor, to vote all shares of capital stock of the Company then owned by such Investor in favor of such amendment at a regular or special meeting of stockholders or by written consent.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) furnished each Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and currently planned to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Capitalization and Voting Rights. The authorized capital of the Company consists immediately prior to the applicable Closing, of:

(a) Preferred Stock. 14,400,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of which 7,100,000 shares have been designated Series A Preferred Stock and of which 7,300,000 shares have been designated Series A-1 Preferred Stock. No shares of Preferred Stock are issued and outstanding. The rights, privileges and preferences of the Preferred Stock will be as stated in the Company’s Restated Certificate.

(b) Common Stock. 30,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of which 9,999,998 shares are issued and outstanding.

(c) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”) and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) Except for (A) the conversion privileges of the Shares that may be issued under this Agreement, (B) the rights provided in Section 2.4 of that certain Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), and (C) the purchase rights provided in Section 1.3 hereof, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. In addition, the Company has reserved an additional 3,819,474 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Company’s 2008 Stock Plan (the “Plan”). Other than the Voting Agreement (as defined below), the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(e) All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue (i) are subject to a market stand-off restriction no less restrictive than the provision contained in Section 1.13 of the Investors’ Rights Agreement, (ii) with respect to securities issued to service providers of the Company, are subject to vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter, (iii) provide for the right by the Company to repurchase unvested shares at no greater than cost and (iv) are not transferable (except for transfers to family members or for estate planning purposes) until such time as such stock option, restricted stock and similar equity grant is fully vested. The Company retains a right of first refusal on transfers of foregoing outstanding securities of the Company until the Company’s initial public offering.

(f) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, that certain First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit C (the “First Refusal and Co-Sale Agreement”) and that certain Voting Agreement in the form attached hereto as Exhibit D (the “Voting Agreement”, and together with the Investors’ Rights Agreement and the First Refusal and Co-Sale Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares being sold hereunder and the Conversion Shares has been taken or will be taken prior to the applicable Closing, and this Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.5 Valid Issuance of Preferred and Common Stock. The Shares being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Restated Certificate with the Secretary of State of Delaware; (ii) the filing pursuant to the Regulation D, promulgated by the Securities and Exchange Commission under the Act; or (iii) the filings required by applicable state “blue sky” securities laws, rules and regulations.

2.7 Offering. Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement, the Conversion Shares issuable upon conversion of the Shares are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.9 Proprietary Information Agreements. Each employee and officer of the Company has executed a Proprietary Information and Inventions Agreement, and each consultant to the Company has executed a Consulting Agreement in substantially the forms made available to the Investors. The Company is not aware that any of its employees, officers or consultants are in violation thereof, and the Company will use its commercially reasonable efforts to prevent any such violation.

2.10 Patents and Trademarks. Except as set forth in Section 2.10 of the Schedule of Exceptions, to its knowledge with respect to patents, trademarks, services marks and trade names only (but without having conducted any special investigation or patent or trademark search), the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and currently planned to be conducted without any violation or infringement of the rights of others. The Schedule of Exceptions contains a complete list of patents and pending patent applications of, or exclusively licensed to, the Company. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 2.10 that is to any extent owned by or exclusively licensed to the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Except as set forth in Section 2.10 of the Schedule of Exceptions, the Company has not received any communications alleging that the Company has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Except as set forth in Section 2.10 of the Schedule of Exceptions, the Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted and currently planned to be conducted. Except as set forth in Section 2.10 of the Schedule of Exceptions, neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of the Company’s business by the employees of the Company will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to or outside the scope of their employment by the Company.

2.11 Compliance with Other Instruments. The Company is not in violation or default of any provision of its Restated Certificate or Bylaws, or in any respect of any judgment, order, writ or decree or in any material respect any instrument or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

2.12 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $10,000, (ii) any material license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than (A) the license of the Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been provided to special counsel for the Investors or (B) the license to the Company of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of) or (iii) provisions materially restricting the development, manufacture or distribution of the Company’s products or services or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.13 Related-Party Transactions. No employee, officer, or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company.

2.14 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted and currently planned to be conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.15 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.16 Disclosure. The Company has fully provided each Investor with all the information that such Investor has requested for deciding whether to purchase the Shares. To the Company’s knowledge, no certificates made or delivered in connection with this Agreement or the Ancillary Agreements contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

2.17 Registration Rights. Except as provided in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.18 Corporate Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by the Investors), the Restated Certificate and Bylaws of the Company are in the form previously made available to the Investors.

2.19 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

2.20 Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

2.21 Changes. Since the date of incorporation there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a material adverse effect on its business or properties;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or holder of capital stock;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any officer or key employee of the Company; and the Company, is not aware of any impending resignation or termination of employment of any such officer or key employee;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(l) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in material adverse effect on its business or properties; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section 2.21.

2.22 Employee Benefit Plans. The Schedule of Exceptions sets forth all employee benefit plans maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied with all applicable laws for any such employee benefit plan.

2.23 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment

2.24 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.25 Charter Documents; Minute Books. The Restated Certificate and Bylaws of the Company are in the form provided to counsel for the Investors. The minute books of the Company provided to the Investors contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

2.26 Section 83(b) Elections. To the Company’s knowledge, all individuals who have purchased unvested shares of the Company’s Common Stock have timely filed elections under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and any analogous provisions of applicable state tax laws.

2.27 Qualified Small Business Stock.

(a) As of and immediately following the Closing, the Stock will meet each of the requirements for qualification as “qualified small business stock” set forth in Section 1202(c) of the Code, including without limitation the following: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, and (iii) the Company’s (and any predecessor’s) aggregate gross assets, as defined by Code Section 1202(d)(2), at no time from the date of incorporation of the Company and through the Closing have exceeded or will exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3).

(b) As of the Closing, at least 80% (by value) of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses, as defined by Code Section 1202(e)(3), and the Company is an eligible corporation, as defined by Code Section 1202(e)(4).

2.28 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

2.29 Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

2.30 Brokers or Finders. The Company has not incurred, and will not incur, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement.

2.31 No Prior Violations by Founders. Notwithstanding any other provisions of this Section 2, to the best knowledge of the Company, neither the conduct of the Company’s business as now conducted and currently planned to be conducted, including without limitation the acquisition of customers by the Company, nor the hiring of service providers by the Company has or will violate any agreement to which any of John Amster, Geoffrey T. Barker or Eran Zur is a party, including without limitation any employment, confidentiality, proprietary information or non-solicitation agreements.

3. Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Ancillary Agreements, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be received by such Investor and the Conversion Shares (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

3.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

3.6 Restricted Securities. Such Investor understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c) Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to an affiliated venture fund or a partner of such partnership, or to the estate of any such partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

3.8 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) Any legend required by applicable state “blue sky” securities laws, rules and regulations.

3.9 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

4. Conditions of Investors’ Obligations at Closing. The obligations of each Investor under subsections 1.1(b) and (c) of this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto.

4.1 Representations and Warranties. When read in conjunction with the Schedule of Exceptions delivered by the Company at the Closing, the representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The President or Chief Executive of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.6 Secretary’s Certificate. The Secretary or Assistant Secretary of the Company shall deliver to each Investor at the Closing a certificate stating that the copies of the Company’s Restated Certificate and Bylaws and Board of Director and stockholder resolutions relating to the sale of the Shares attached thereto are true and complete copies of such documents and resolutions.

4.7 Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.8 Proprietary Information and Employee Stock Purchase Agreements. Each employee of the Company shall have entered into a Proprietary Information and Inventions Agreement, and each consultant to the Company shall have entered into a Consulting Agreement, substantially in the forms previously made available to the Investors.

4.9 Board of Directors. As of the First Closing, the directors of the Company shall consist of seven (7) directors, which directors shall initially be Messrs. John Amster, Geoffrey T. Barker, Eran Zur, Randy Komisar and Izhar Armony and there shall be two (2) vacancies on the Board of Directors.

4.10 Special Director. John Doerr shall be a Special Director of the Company for a period of no more than twelve (12) months following the Initial Closing. For the avoidance of doubt, Mr. Doerr shall not be a director, employee or consultant of the Company, and the Company shall not represent to third parties or publicize anything to the contrary. Notwithstanding any other provision contained in this Agreement, this Section 4.10 shall not be amended without the written consent of KPCB Holdings, Inc.

4.11 Investors’ Rights Agreement. The Company and each Investor shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit B.

4.12 First Refusal and Co-Sale Agreement. The Company, each Investor and each Founder (as defined therein) shall each have entered into a First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit C.

4.13 Voting Agreement. The Company, each Investor and each Founder (as defined therein) shall each have entered into a Voting Agreement in the form attached hereto as Exhibit D.

4.14 Opinion of Company Counsel. Each Investor shall have received from Gunderson Dettmer, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit E.

4.15 Management Rights Letter. The Company and each Investor who so requests shall each have entered into a Management Rights Letter in a form mutually agreeable to the Company and such Investor.

4.16 Indemnification Agreements. The Company and each director shall have entered into an Indemnification Agreement in a form mutually agreeable to the Company and the Investors.

5. Conditions of the Company’s Obligations at the Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions by that Investor:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

5.2 Payment of Purchase Price. The Investor shall have delivered the purchase price specified in Section 1.1(b) or 1.1(c), as applicable.

5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6. Miscellaneous.

6.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company; provided, however, that the warranties, representations and covenants of the Company set forth in Section 2.31 shall only survive until the earlier of (a) the three (3) year anniversary of the execution and delivery of this Agreement and (b) immediately prior to the initial closing of the next round of equity financing of the Company following the issuance of the shares of Series A-1 contemplated by this Agreement with gross cash proceeds to the Company of at least $5,000,000 at a per share price not less than the Series A-1 Purchase Price (such number as adjusted for any stock splits, combinations or the like).

6.2 Indemnification; Put Right.

(a) Indemnification by the Company. Subject to the limitations set forth in Section 6.1 and this Section 6.2, in consideration of each Investor’s execution and delivery of this Agreement and acquiring the Securities hereunder, the Company shall defend, protect, indemnify and hold harmless each Investor and each permitted transferee of the Securities and all of their partners, members, officers, directors and employees and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (collectively, “Claims”), incurred by any Indemnitee as a result of, or arising out of, or relating to any misrepresentation or breach of any representation or warranty made by the Company in Section 2.31 of this Agreement (a “Violation”). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Claims which is permissible under applicable law.

(b) Procedures for Indemnification. Promptly after an Indemnitee has knowledge of any Claim as to which such Indemnitee reasonably believes indemnity may be sought or promptly after such Indemnitee receives notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnitee shall, if a Claim in respect thereof is to be made against any the Company under this Section 6.2, deliver to the Company a written notice of such Claim, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel if, in the reasonable opinion of counsel retained by the Company, the representation by such counsel of the Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Indemnitee and the Company; provided, further, that the Company shall not be responsible for the reasonable fees and expense of more than one (1) separate legal counsel for the Indemnitees. In the case of the Indemnitees, the legal counsel referred to in the immediately preceding sentence shall be selected by the Investors holding a majority in interest of the Securities to which the Claim relates. The Indemnitees shall cooperate fully with the Company in connection with any negotiation or defense of any such action or Claim by the Company and shall furnish to the Company all information reasonably available to the Indemnitees which relates to such action or Claim. The Company shall keep the Indemnitees fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any Claim effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitees, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a full release from all liability in respect to such Claim and action and proceeding. After indemnification as provided for under this Agreement, the rights of the Company shall be subrogated to all rights of the Indemnitees with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company as provided in this Agreement shall not relieve the Company of any liability to the Indemnitees under this Section 6.2, except to the extent that the Company is materially prejudiced in its ability to defend such action.

(c) Put Right. Subject to applicable law, in the event of any final, non-appealable adjudication that a Violation has occurred, each Investor shall have the right to sell to the Company the Securities equal to the number of shares each Investor originally purchased from the Company pursuant to this Agreement. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the Company shall be equal to the price per share paid by the Investor to the Company (such number as adjusted for any stock splits, combinations or the like).

(ii) The Company shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor pursuant to this Section 6.2, pay the aggregate purchase price therefor, in cash or by other means acceptable to the Investor.

(d) Survival of and Limitation of Obligations. The obligations of the Company under this Section 6.2 shall survive the transfer of the Securities by the Indemnitees; provided, that such transfer is made to an existing investor in the Investor or an affiliated entity of the Investor. In addition, in no event shall the obligations of the Company to indemnify an Investor or permitted transferee exceed the aggregate amount of such Investor’s initial investment in the Company under this Agreement.

6.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.6).

6.8 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.9 Expenses. Irrespective of whether any Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the First Closing is effected, the Company shall, at the First Closing, reimburse the reasonable fees and out-of-pocket expenses of Orrick, Herrington & Sutcliffe LLP, special counsel for the Investors, not to exceed $40,000.

6.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least fifty-five percent (55%) of the Conversion Shares issued or issuable upon conversion of the Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

6.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.12 Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

6.13 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.14 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

6.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.16 Arbitration. The Company and the other parties hereto agree first to negotiate in good faith to resolve any disputes arising out of or relating to or affecting the subject matter of this Agreement. Any dispute arising out of or relating to or affecting the subject matter of this Agreement not resolved by negotiation shall be settled by binding arbitration in Santa Clara County, California before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the JAMS Rules of Practice and Procedure. The arbitrator shall be a former judge of a court of California. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator shall be required to, in all determinations, apply California law without regard to its conflicts of law provisions. Notwithstanding the foregoing, the arbitrator shall apply the substantive law of the state of incorporation of the Company, where applicable or where indicated by the terms of this Agreement. The arbitrator is afforded the jurisdiction to order any provisional remedies, including, without limitation, injunctive relief. The arbitrator may award the prevailing party the costs of arbitration, including reasonable attorneys’ fees and expenses. The arbitrator’s award shall be in writing and shall state the reasons for the award. The Company and the other parties hereto stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required to carry out the terms of this provision. Arbitration shall be the sole and exclusive means to resolve any dispute.

6.17 Waiver of Conflicts. Each party to this Agreement acknowledges that Gunderson Dettmer, counsel for the Company, has in the past and may continue to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Agreement, including the representation of such Investors in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (1) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (2) acknowledges that Gunderson Dettmer represented the Company in the transaction contemplated by this Agreement and has not represented any individual Investor or any individual stockholder or employee of the Company in connection with such transaction; and (3) gives its informed written consent to Gunderson Dettmer’s representation of certain of the Investors in such unrelated matters and to Gunderson Dettmer’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first above written.

RPX CORPORATION

	By:	/s/ John Amster
	Name:	John Amster
	Title:	Co-Chief Executive Officer

Address:	460 Bush Street San Francisco, CA 94108

SIGNATURE PAGE TO SERIES A AND A-1 PREFERRED STOCK

PURCHASE AGREEMENT

INVESTORS:

CHARLES RIVER PARTNERSHIP XIII, LP

	By:	Charles River XIII GP, LP
Its General Partner

	By:	Charles River XIII GP, LLC
Its General Partner

	By:	/s/ Izhar Armony
Izhar Armony
Authorized Manager

CHARLES RIVER FRIENDS XIII-A, LP

	By:	Charles River XIII GP, LLC
Its General Partner

	By:	/s/ Izhar Armony
Izhar Armony
Authorized Manager

Address:	1000 Winter Street, Suite 3300 Waltham, MA 02451 with a copy to: Lisa Haines

SIGNATURE PAGE TO SERIES A AND A-1 PREFERRED STOCK

PURCHASE AGREEMENT

INVESTORS:

KPCB HOLDINGS, INC., AS NOMINEE

	By:	/s/ John Denniston
		Name:	John Denniston
		Its:	President

Address:	2750 Sand Hill Road Menlo Park, CA 94025

SIGNATURE PAGE TO SERIES A AND A-1 PREFERRED STOCK

PURCHASE AGREEMENT

INVESTORS:

G&H PARTNERS

	By:	/s/ Jonathan Gleason
	Name:	Jonathan Gleason
Title:

Address:	155 Constitution Drive Menlo Park, CA 94025

SIGNATURE PAGE TO SERIES A AND A-1 PREFERRED STOCK

PURCHASE AGREEMENT

INVESTORS:

THE JOHN S WADSWORTH JR REV TR AGREEMENT DTD 12/3/01

	By:	/s/ John S Wadsworth, Jr.
	Name:	John S Wadsworth, Jr. as Trustee

Address:	c/o Scott Jacobs 555 California Street, Suite 2200, 14th Floor San Francisco, CA 94104

SIGNATURE PAGE TO SERIES A AND A-1 PREFERRED STOCK

PURCHASE AGREEMENT

Schedule A-1

First Closing - Schedule of Investors

Closing Date: August 12, 2008

Name and Address	Number of Shares of Series A Purchased	Total Purchase Price of Shares
Charles River Partnership XIII, LP [Address]	3,354,132	$4,863,491.40
Charles River Friends XIII-A, LP [Address]	94,144	$136,508.80
KPCB Holdings, Inc. [Address]	3,448,276	$5,000,000.20
G&H Partners [Address]	13,793	$19,999.85
The John S Wadsworth Jr Rev Tr Agreement Dtd 12/3/01 [Address]	68,966	$100,000.70
TOTAL	6,979,311	$10,120,000.95

Schedule A-2

Second Closing - Schedule of Investors

Closing Date: November 24, 2008

Name and Address	Number of Shares of Series A-1 Purchased	Total Purchase Price of Shares
Charles River Partnership XIII, LP [Address]	1,123,935	$2,431,745.77
Charles River Friends XIII-A, LP [Address]	31,547	$68,255.09
KPCB Holdings, Inc. [Address]	1,155,482	$2,500,000.86

TOTAL	2,310,964	$5,000,001.72

Schedule A-3

Third Closing - Schedule of Investors

Closing Date: December 18, 2008

Name and Address	Number of Shares of Series A-1 Purchased	Total Purchase Price of Shares
Charles River Partnership XIII, LP [Address]	2,247,870	$4,863,491.53
Charles River Friends XIII-A, LP [Address]	63,093	$136,508.01
KPCB Holdings, Inc. [Address]	2,310,963	$4,999,999.55
G&H Partners [Address]	13,866	$30,000.48
The John S Wadsworth Jr Rev Tr Agreement Dtd 12/3/01 [Address]	69,329	$150,000.22
TOTAL	4,705,121	$10,179,999.79

Schedule B

Second Closing Milestones

1)	Entering into contracts providing for annual subscription fees to the Company in excess of $10 million; or

2)	Signing two Tier 1 Customers (as defined below) at not less than 85% of the fee calculated on the rate card in the applicable membership agreement.

“Tier 1 Customers” are companies where the average of the prior 3 years annual operating income is equal to or greater than $5 billion.

EXHIBIT A

Restated Certificate of Incorporation

EXHIBIT B

Investors’ Rights Agreement

EXHIBIT C

First Refusal and Co-Sale Agreement

EXHIBIT D

Voting Agreement

EXHIBIT E

Opinion of Counsel for the Company

August 12, 2008

To the Purchasers of Series A Preferred Stock

of RPX Corporation Listed

on Schedule A to the Series A and A-1 Preferred

Stock Purchase Agreement

Ladies and Gentlemen:

We have acted as counsel for RPX Corporation, a Delaware corporation (the “Company”), in connection with the sale by the Company to you of shares of the Company’s Series A Preferred Stock (the “Shares”) pursuant to the Series A and A-1 Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of August 12, 2008 among the Company and the persons listed on Schedule A attached thereto (the “Purchasers”), and the execution and delivery by the Company of the Investors’ Rights Agreement (the “Investors’ Rights Agreement”), the Voting Agreement (the “Voting Agreement”) and the First Refusal and Co-Sale Agreement (the “Co-Sale Agreement”) each dated August 12, 2008. This opinion is given to you pursuant to Section 4.12 of the Stock Purchase Agreement in connection with the First Closing of the sale of the Shares. The Stock Purchase Agreement, the Investors’ Rights Agreement, the Voting Agreement and the Co-Sale Agreement are referred to herein collectively as the “Transaction Documents.” Unless defined herein, capitalized terms have the meaning given them in the Transaction Documents.

In rendering this opinion, we have examined such matters of law as we considered necessary for the purpose of rendering this opinion. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Stock Purchase Agreement and the Opinion Certificate (defined below) and upon certificates and statements of government officials and of officers of the Company. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed that the signatures on documents and instruments examined by us are authentic, that each is what it purports to be, and that all documents and instruments submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified.

In making our examination of documents, we have further assumed that (i) each party to such documents (other than the Company in connection with the Transaction Documents) had the power, legal competence and capacity to enter into and perform all of such party’s obligations thereunder, (ii) each party to such documents (other than the Company in connection with the Transaction Documents) has duly authorized, executed and delivered such documents, (iii) each of such documents is enforceable against and binding upon the parties thereto (other than the Transaction Documents against the Company), and (iv) there is no fact or circumstance relating to you or your business that might prevent you from enforcing any of the rights provided for in the Transaction Documents. We have also assumed that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

As used in this opinion, the expression “to our knowledge” or “known to us” with reference to matters of fact refers to the current actual knowledge of attorneys within the firm principally responsible for handling current matters for the Company. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the existence or absence of any other facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Company or the rendering of the opinions set forth below.

Where statements in this opinion are qualified by the term “material” or “materially,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company’s business, assets, results of operations or financial condition that are entirely those of the Company and its officers, after having been advised by us as to the legal effect and consequences of such matters. Such opinions and judgments are not known to us to be incorrect.

We express no opinion as to matters governed by any laws other than the laws of the State of California, the corporate law of the State of Delaware and the federal law of the United States of America. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the Transaction Documents or the transactions contemplated thereby.

In rendering the opinion set forth in paragraph (a) below as to the good standing of the Company, we have relied exclusively on certificates of public officials.

In rendering the opinion set forth in paragraph (d) below relating to the fully paid status of all of the issued shares of capital stock of the Company, we have relied without independent verification on the certificate of the officers of the Company (the “Opinion Certificate”), to the effect that the Company has received the consideration approved by its Board of Directors for all of the issued shares of capital stock of the Company.

In rendering the opinion set forth in paragraph (d) relating to the status of the capitalization of the Company, we have relied without further investigation on (i) the Company’s Restated Certificate of Incorporation (the “Restated Certificate”), (ii) minute books relating to meetings and written actions of the Board of Directors and stockholders of the Company and stock records in our possession, and (iii) statements in the Opinion Certificate relating to the capitalization of the Company. The Company has represented to us that these records completely and accurately describe all of the Company’s issuances of shares of its capital stock, options, warrants, conversion privileges or other rights to purchase shares of its capital stock. Although we have no knowledge that the information as to outstanding stock, options, warrants, conversion privileges and other rights provided by the Company and reflected in paragraph (d) is incorrect, based on the examination referred to above, we are not in a position to verify its accuracy or completeness, other than to say that our records are not inconsistent with such information.

We note that the parties to the Voting Agreement have designated the laws of the State of Delaware as the laws governing the Voting Agreement. Our opinion in paragraph (e) below as to the validity, binding effect and enforceability of the Voting Agreement is premised upon the result that would be obtained if a California court were to apply the internal laws of the State of California to the interpretation and enforcement of the Voting Agreement (notwithstanding the designation therein of the laws of the State of Delaware). We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering the opinion in paragraph (g) relating to violations of United States federal, California or Delaware corporate laws, rules or regulations applicable to the Company, such opinion is limited to such laws, rules or regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Transaction Documents.

In rendering the opinion expressed in paragraphs (g), (h) and (i) below, we have assumed the accuracy of, and have relied upon, the Company’s representations to us that the Company has made no offer to sell the Shares by means of any general solicitation or publication of any advertisement therefor.

In connection with the general enforceability opinion set forth in paragraph (e), this opinion is qualified by, and we render no opinion with respect to, the following:

(i) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;

(ii) Our opinions are qualified by the limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Transaction Documents, and by the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) We express no opinion as to the effect of Section 1670.5 of the California Civil Code or any other California law, United States federal or Delaware law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy;

(iv) We express no opinion as to the enforceability of provisions of the Transaction Documents expressly or by implication waiving broadly or vaguely stated rights or unknown future rights, or waiving rights granted by law where such waivers are against public policy;

(v) We express no opinion as to the enforceability of any provision of any Transaction Document purporting to (a) waive rights to trial by jury, service of process or objections to the laying of venue or to forum in connection with any litigation arising out of or pertaining to the Transaction Documents, (b) exclude conflict of law principles under California law, (c) establish particular courts as the forum for the adjudication of any controversy relating to the Transaction Documents, (d) establish the laws of any particular state or jurisdiction for the adjudication of any controversy relating to the Transaction Documents, (e) establish evidentiary standards or make determinations conclusive or (f) provide for arbitration of disputes;

(vi) We express no opinion as to the effect of judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Transaction Documents;

(vii) We express no opinion as to the enforceability of any provisions of the Transaction Documents providing that (a) rights or remedies are not exclusive, (b) rights or remedies may be exercised without notice, (c) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (d) the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, (e) liquidated damages are to be paid upon the breach of any Transaction Document or (f) the failure to exercise, or any delay in exercising, rights or remedies available under the Transaction Documents will not operate as a waiver of any such right or remedy;

(viii) We express no opinion as to the enforceability of the indemnification and contribution provisions in the Investors’ Rights Agreement or the Stock Purchase Agreement;

(ix) We note that a requirement that provisions of the Transaction Documents may only be waived in writing may not be binding or enforceable if an oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver; and

(x) We express no opinion as to the enforceability of any provisions in the Transaction Documents concerning the obligation of the Company (or its underwriters or agents) to sell shares of stock to certain Purchasers in connection with a public offering.

In addition to the foregoing, the opinions expressed below are specifically subject to the following qualifications and assumptions:

(i) We express no opinion as to compliance with any federal or state antitrust statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

(ii) We have assumed and express no opinion with respect to (a) the accuracy and completeness of representations and warranties of the Purchasers set forth in the Transaction Documents, and (b) the validity of any wire transfers, drafts or checks tendered by the Purchasers;

(iii) We express no opinion as to compliance with applicable antifraud statutes, rules or regulations of applicable state and federal laws concerning the issuance or sale of securities, including, without limitation, (a) the accuracy and completeness of the information provided by the Company to the Purchasers in connection with the offer and sale of the Shares, and (b) the accuracy or fairness of the past, present or future fair market value of any securities;

(iv) We express no opinion as to whether the members of the Company’s Board of Directors have complied with their fiduciary duties in connection with the authorization and performance of the Transaction Documents.

(v) We have assumed that the Transaction Documents, and the transactions contemplated thereby, were fair and reasonable to the Company at the time of their authorization by the Company’s Board of Directors and stockholders within the meaning of Section 144 of the Delaware General Corporation Law.

Based upon and subject to the foregoing and except as set forth in the Stock Purchase Agreement or the Schedule of Exceptions thereto, we are of the opinion that:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority necessary to own its properties and to conduct its business as, to our knowledge, it is presently conducted. The Company is qualified to do business as a foreign corporation in the State of California.

(b) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

(c) All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the obligations under the Transaction Documents by the Company has been taken.

(d) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.0001 per share, 9,999,998 of which are issued and outstanding prior to the Closing, and 14,400,000 shares of Preferred Stock, par value $0.0001 per share, 7,100,000 shares of which have been designated Series A Preferred Stock (“Series A Preferred”), none of which are issued and outstanding prior to the Closing, and 7,300,000 shares of which have been designated Series A-1 Preferred Stock (“Series A-1 Preferred”), none of which are issued and outstanding prior to the Closing. All of such issued and outstanding shares are duly authorized and validly issued, and to our knowledge, fully paid and nonassessable. The Company has reserved 6,979,311 shares of Series A Preferred and up to 7,300,000 shares of Series A-1 Preferred for issuance under the Stock Purchase Agreement and 3,819,474 shares of Common Stock for issuance under the Company’s 2008 Stock Plan (the “Stock Plan”). To our knowledge, except as described above or on the Schedule of Exceptions, there are no other presently outstanding preemptive rights, options, warrants, conversion privileges or rights to purchase from the Company any of the authorized but unissued stock of the Company other than (i) the conversion privileges of the Company’s Preferred Stock, (ii) any options that may have been granted under the Stock Plan and (iii) the rights of first refusal set forth in Section 2.4 of the Investors’ Rights Agreement.

(e) The Transaction Documents constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; provided, however, that we express no opinion as to the enforceability of any provisions in the Transaction Documents concerning the voting of the Company’s capital stock. Each of the Transaction Documents has been duly executed and delivered by the Company.

(f) The Shares to be issued on the date hereof, when issued in compliance with the provisions of the Stock Purchase Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Common Stock issuable upon conversion of such Shares has been duly and validly reserved for issuance and, assuming the Shares are converted in accordance with the Restated Certificate as of the date hereof, will be validly issued, fully paid and nonassessable.

(g) The execution, delivery and performance of the Transaction Documents will not, as of the Closing, result in (i) a violation of the Company’s Restated Certificate or Bylaws, (ii) a material violation of any statute, rule or regulation of United States federal, Delaware corporate or California law applicable to the Company, or (iii) a violation of any judgment or order specifically identified on the Schedule of Exceptions, if any.

(h) No consent, approval or authorization of or designation, declaration or filing with, any United States federal, Delaware corporate or California governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of the Transaction Documents, or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion thereof), except the notice filing required by Section 25102(f) or 25102.1 of the California Corporate Securities Law of 1968, as amended and the filing of a Form D pursuant to Regulation D of the Securities Act.

(i) Based in part upon the representations made by you in the Stock Purchase Agreement, the offer, sale and issuance of the Shares to be issued in conformity with the terms of the Stock Purchase Agreement and the issuance of the Common Stock, if any, to be issued upon conversion thereof, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and exempt from the qualification requirements of the California Corporate Securities Law of 1968, as amended.

In addition to the foregoing, we supplementally inform you that, to our knowledge and except as set forth on the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or threatened against the Company that (i) questions the validity of the Transaction Documents or the right of the Company to enter into the Transaction Documents or (ii) if determined adversely, would be likely to result in a material adverse change in the financial condition or business of the Company. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors, nor have we undertaken any further inquiry whatsoever other than to request the Opinion Certificate from the Company.

This opinion is rendered as of the date first written above solely for your benefit in connection with the Stock Purchase Agreement and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.

/s/ GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP